                                                                      EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                      FOR THE NINE  FOR THE SIX
                                                                                         MONTHS       MONTHS
                                    YEAR ENDED LAST FRIDAY IN DECEMBER                    ENDED       ENDED
                          ----------------------------------------------------------  ------------- -----------
                                                                                      SEPTEMBER 24,   JULY 1,
                             1989        1990        1991        1992        1993         1993         1994
                          ----------  ----------  ----------  ----------  ----------  ------------- -----------
                          (52 WEEKS)  (52 WEEKS)  (52 WEEKS)  (52 WEEKS)  (53 WEEKS)   (39 WEEKS)   (26 WEEKS)
                          ----------  ----------  ----------  ----------  ----------  ------------- -----------
Pretax earnings (loss)..  $ (158,386) $  282,328  $1,017,418  $1,621,389  $2,424,808   $1,827,528   $1,084,870
Deduct equity in undis-
 tributed net earnings
 of unconsolidated sub-
 sidiaries..............     (23,292)     (9,429)    (10,677)    (12,913)    (13,029)     (12,136)     (12,448)
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
Total pretax earnings
 (loss).................    (181,678)    272,899   1,006,741   1,608,476   2,411,779    1,815,392    1,072,422
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
Add: Combined fixed
    charges and pre-
    ferred stock divi-
    dend requirements
  Interest..............   5,351,027   5,343,107   5,073,824   4,822,711   6,008,511    4,246,643    3,974,827
  Interest factor in
     rents..............     124,104     135,038     141,438     141,546     141,654      104,975       65,806
  Amortization of debt
     expense............       5,785       3,890       4,366       4,232       3,921        3,066        1,568
  Capitalized interest..       5,886         555         929         --          --           --           --
  Preferred stock
  dividend requirements
  of majority-owned
  subsidiaries (tax
  equivalent basis).....         --          --          --        6,443       7,149        5,396        3,366
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
Total fixed charges.....   5,486,802   5,482,590   5,220,557   4,974,932   6,161,235    4,360,080    4,045,567
Preferred stock dividend
 requirements (tax
 equivalent basis)......      35,057      35,182      25,914      10,799       9,358        6,885        5,000
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
Total combined fixed
 charges and preferred
 stock dividend require-
 ments..................   5,521,859   5,517,772   5,246,471   4,985,731   6,170,593    4,366,965    4,050,567
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
Pretax earnings before
 combined fixed charges
 and preferred stock
 dividend requirements
 (excluding capitalized
 interest)..............  $5,334,295  $5,790,116  $6,252,283  $6,594,207  $8,582,372   $6,182,357   $5,122,989
                          ==========  ==========  ==========  ==========  ==========   ==========   ==========
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividend requirements..         (A)         1.1         1.2         1.3         1.4          1.4          1.3
                          ==========  ==========  ==========  ==========  ==========   ==========   ==========
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(A) In 1989, pretax earnings before combined fixed charges and preferred stock dividend requirements were inadequate to cover combined fixed charges and preferred stock dividend requirements by $187,564.